Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

March 31, 2005

For  more information, contact:

John C. Garrison

11011 King Street, Suite 260B

Overland Park, KS  66210

Phone: 913.469.5615

www.empireenergy.com

Empire Energy Corporation International bid for Great South Land Minerals Limited goes unconditional

Thursday March 31, 2005

OVERLAND PARK, Kan. – (BUSINESS WIRE) – Empire Energy Corporation International (“Empire”)(OTCBB:EEGC – News) Malcolm R. Bendall, Director of Empire Energy Corporation International and Chairman of Great South Land Minerals Ltd (“GSLM”), announced today that Empire has lodged with the Australian Securities and Investments Commission (“ASIC”) and with GSLM a notice pursuant to Section 630 of the Australian Corporations Act which notifies GSLM and ASIC that there are no remaining conditions on Empire’s offer to acquire GSLM.

Empire lodged a copy of the bidder's statement with ASIC on 4 March 2005. One of the conditions attached to the offer was that shareholders having more than 50% of the share capital in GSLM accept the offer.

Empire plans to close the offer on schedule on April 7, 2005.  As of the date hereof, Empire has been informed by the transfer agent that 49,151,041  GSLM shares have been tendered, representing approximately 78% of the total shares issued.

The acceptances followed recommendations by the boards of directors of both companies and, subject to completion, will result in GSLM becoming a subsidiary of Empire.  The directors of Empire believe that the acquisition of a majority interest in GSLM will increase the opportunities for funding of exploration, drilling and development of the oil and gas property pursuant to GSLM's license in Tasmania.

GSLM has an exploration license in the Tasmanian Basin of Australia that covers an area of approximately 15,035 square kilometres.  Assuming the takeover is finalized, Empire intends to promptly expand its efforts to exploit the license property.

Mr. Bendall said, “In summary, we are gratified by the widespread support for the acquisition proposal and encourage the remaining GSLM shareholders to review the Bidder's Statement and accept the offer.  We look forward to moving ahead and working toward expanding oil and gas exploration activities in the GSLM license area.”

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This Press Release contains forward-looking statements based on our current expectations about our company and our industry.  You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and GSLM and Empire’s ability to successfully acquire reserves and produce its resources among other issues.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

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